GLOBAL EAGLE ENTERTAINMENT INC.
ANNUAL INCENTIVE PLAN

EFFECTIVE DECEMBER 11, 2017

1.	INTRODUCTION
The purpose of this Global Eagle Entertainment Inc. Annual Incentive Plan (this “AIP”) is to provide a framework to enable Global Eagle Entertainment Inc. (the “Company”) to attract, retain and motivate key talent by rewarding employees for their contributions to the long-term success and growth of the Company and its business. This AIP is intended to (i) reward the achievement of Company financial performance targets and individual performance goals and (ii) ensure market-competitive compensation for Company employees.

2.	ADMINISTRATION
The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) will have the duty and authority to administer, interpret, and construe the terms of this AIP as it applies to the Company’s Executive Officers (as defined below), and management will have the duty and authority (subject to Committee oversight if so requested by the Committee) to administer, interpret, and construe the terms of this AIP as it applies to any non-Executive Officers.
Any determination by the Committee or management, as applicable, in carrying out, administering, or construing this AIP will be made in its sole discretion and will be final and binding for all purposes and upon all persons. The AIP will remain in effect until suspended, amended, terminated or otherwise altered in accordance with Section 9 hereof. The AIP supersedes and replaces all prior versions thereof.
A “Performance Period” means the fiscal year that has been designated by the Committee (for Executive Officers) and management (for non-Executive Officers) as the period for which an Award under the AIP may be earned.
Unless the Committee determines otherwise, all Awards granted to “Executive Officers” (as that term is defined in the Company’s 2017 Omnibus Long-Term Incentive Plan (as amended, amended and restated or otherwise replaced from to time to time, the “Omnibus Plan”)) shall be “Cash Incentive Awards” under the Omnibus Plan and subject to all of its terms applicable to such Cash Incentive Awards. Any capitalized terms not otherwise defined in this AIP shall have the meaning as set forth in the Omnibus Plan.
Although the Committee will consider qualifying Awards as performance-based compensation under Section 162(m) of the Internal Revenue Code when implementing and effecting this AIP, the Committee at all times has the discretion to administer the AIP outside of Section 162(m) if the Committee determines that it is appropriate to do so.

3.	ELIGIBILITY
Under this AIP, the Committee will designate Executive Officers as Participants, and all other employees with a “grade” of 9 or higher will be eligible to be Participants if management so designates them. Being a Participant for any Performance Period will not guarantee or require that the employee be designated as a Participant in any later Performance Period, nor does it guarantee that the employee will receive a cash bonus award (“Award”) in the designated or any future Performance Period. Unless otherwise specifically approved by the Committee (in the case of Executive Officers) or management (in the case of all other eligible employees), employees who participate in any other Company bonus plan, as well as employees who are paid on a commission basis or participate in the bonus plan for commissioned employees, are not eligible to participate in this AIP.
The amount of the Award payable to an employee who became a Participant after the start of a Performance Period may be prorated (based on the number of full weeks) for the portion of the Performance Period that the employee was a Participant. Additionally, the amount of any Award for a Performance Period may be prorated for any period of time in such Performance Period during which a Participant was not an active employee of the Company or any of its Subsidiaries (as defined in the Omnibus Plan). The determination that a Participant is or is not an active employee will be made by the Committee (for Executive Officers) or management (for non-Executive Officers), as applicable.
In selecting the final list of Participants under the AIP for any Performance Period, the Committee (for Executive Officers) or management (for non-Executive Officers), as applicable, will consider the position and responsibilities of the employee, the value of his or her services to the Company and any other factors deemed to be relevant.

4.	TARGET ANNUAL BONUS AWARD LEVELS
Each Participant will be assigned a target payout, expressed as a percentage of that Participant’s base salary actually earned1 by the Participant during the fiscal year (the “Target Annual Bonus”). Actual Award payouts may be higher or lower than the Target Annual Bonus (or may be zero) based on the size of the annual bonus pool and the Company’s and the applicable Participant’s performance over the Performance Period as determined by the Committee (for Executive Officers) and by management (for non-Executive Officers), as applicable, in its sole discretion.
1    For example, if the Participant received changes in base salary during the fiscal year, the Company will blend the base salaries of the Participant based on the number of weeks that the Participant received each base salary level.

In addition, if the Participant’s target payout percentage changes during the fiscal year, the Participant’s target payout percentage as of December 31 of such fiscal year will be used to calculate that fiscal year’s Award (unless otherwise determined).

5.	PERFORMANCE MEASURES
Performance measures will generally include Company financial performance metrics (the “Financial Performance Measures”) and individual performance metrics (“Individual Performance Measures”), but may include other non-financial and/or strategic performance measures from time to time. The weightings on the metrics vary by the employee-grade level of each Participant, with generally a heavier weight on Financial Performance Measures at higher employee-grade levels. The Company may change the weighting of any component for any Participant (other than for Executive Officers, which may only be changed by the Committee) at any time during the Performance Period or after the Performance Period but before bonuses for that Performance Period are paid.
The Financial Performance Measures may be based upon (alone or in combination) the following metrics: (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (c) EBITDA excluding charges for stock-based compensation, management fees, acquisition, integration and transaction costs, impairments, restructuring charges and other adjustments that the Committee deems appropriate (“Adjusted EBITDA”) (understanding that the definition of, and formula for determining, Adjusted EBITDA may change from time to time but is generally expected to be Adjusted EBITDA as publicly reported by the Company to its investors), and operating leverage or Adjusted EBITDA growth/sales growth; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales, revenue growth, or sales growth in excess of market growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, or pre-tax, pre-interest cash flow/Adjusted EBITDA); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage) and synergies achievements; (j) share price (including, but not limited to, growth measures and total stockholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, (v) tax savings or (w) at any time in the case of (A) persons who are not “covered employees” under Section 162(m) or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Committee. In addition, the Company may use “Pre-Bonus Adjusted EBITDA” as a Financial Performance Measure, which adds back any AIP Awards made during that fiscal year to Adjusted EBITDA. The foregoing Financial Performance Measures may be supplemented from time to time as appropriate. Financial Performance Measures may be established on a Company-wide basis or with respect to one or more business units, divisions, geographies, Subsidiaries or Affiliates, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, Affiliates, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles.

6.	ANNUAL BONUS PAYOUTS

A.	Framework Setting
At or near the beginning of each Performance Period (which is typically in the spring of each year, and generally should be within the first 90 days of the Performance Period)2, the Compensation Committee (for Executive Officers) and management (for non-Executive Officers), as applicable, will determine (except as otherwise set forth in the Participant’s employment agreement, in which case the employment agreement shall control):

(i)	The Target Annual Bonus for each Participant (for Executive Officers) and the Target Annual Bonus by employee-grade level (for non-Executive Officers) (expressed as a percentage of base salary);

(ii)	Whether the Target Annual Bonus will be based on one or more Financial Performance Measures;

(iii)	Which financial performance metric(s) (e.g., revenue and/or Pre-Bonus Adjusted EBITDA) will be used to determine the Financial Performance Measures component of the Award;

(iv)	For all Executive Officers, the individual performance goals or objectives that will constitute the Individual Performance Measures;

(v)
The percentage weightings given to each Financial Performance Measure or Individual Performance Measure, on an individual basis for Executive Officers and by employee grade-level for non-Executive Officers;

(vi)
The threshold, target and maximum levels of achievement for each financial performance metric and individual performance metric (expressed as a percentage of target-level performance) and the corresponding AIP payout multiplier

(expressed as a percentage from 0% to 150% and linearly interpolated for performance between levels of achievement);3 and

(vii)
Whether there will be a minimum performance threshold (the “Minimum Threshold”) for the Performance Period that the Company (or any business unit, division, geography, Subsidiary or Affiliate) must achieve in order for any Awards to be paid under the AIP[4]. Except for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company may amend the Minimum Threshold at its sole discretion at any time during the Performance Period or after the Performance Period but before bonuses for that Performance Period are paid.

2    Subject to the applicable provisions of the Omnibus Plan with respect to Awards intended to be Cash Incentive Awards, if the Committee determines that it is appropriate to qualify the Award as performance-based compensation under Section 162(m) of the Internal Revenue Code’, the Financial Performance Measures for new hires or newly-eligible Participants (whether by transfer or promotion) will be the same Financial Performance Measures set by the Committee within the first 90 days of the Performance Period.

3    See Appendix A for an example of specified performance levels and corresponding payout multipliers described in clause (iv).

4    See Appendix A for an example of the Minimum Threshold.

Participants will have the opportunity (but are not guaranteed) to earn Awards under the AIP based on the Company’s actual achievement in respect of the Financial Performance Measures as well as the Participants’ achievement of the Individual Performance Measures.

B.	Financial Performance Assessment; Certification of Achievement of Minimum Threshold (if any) and Financial Results
The measurement of Financial Performance Measures is based on the assessment by the Committee of the Company’s achievement of the Minimum Threshold to fund the AIP and actual financial results. At or closely following the end of each Performance Period (and generally within 75 days of the end of the Performance Period), the Committee will certify:

(i)	Whether the Minimum Threshold has been achieved in order for Awards to be paid under the AIP; and

(ii)	The Company’s financial performance results for each Financial Performance Measure.

C.	Individual Performance Assessment; Ratings
The measurement of Individual Performance Measures is based on the assessment by the Committee (for Executive Officers) and by management (for non-Executive Officers) of the Participant’s achievement of the Participant’s individual goals for the Performance Period. At or closely following the end of each Performance Period (and generally within 75 days of the end of the Performance Period):

(i)
Executive Officers. The Chief Executive Officer will assess each Executive Officer’s achievement against the individual performance goals that the Compensation Committee had approved at the start of the relevant Performance Period (as described in Section 6(A)(iv) above) and will rate each Executive Officer’s Individual Performance Measure using a scale of 1 through 5, and will recommend that rating to the Committee. The Chief Executive Officer may take into account, among other things, when making his or her recommendation, the Participant’s performance, seniority, experience, growth, development and accomplishments in respect of and outside the Individual Performance Measures (including, if relevant, in respect of other objectives that become important Company or Participant priorities during the year, such as a strategic project or M&A not initially contemplated when the Individual Performance Measures were set). Taking into account the Chief Executive Officer’s assessment and recommended performance rating, the Compensation Committee will evaluate and then determine the performance rating for each Executive Officer.

(ii)
All Other Participants. For each Participant that is not an Executive Officer, management will assess the Participant’s achievement against the individual performance goals that the management had approved at the start of the relevant Performance Period (as described in Section 6(A) above) and will rate each Participant’s Individual Performance Measure using a scale of 1 through 5. The relevant member of the Executive Leadership Team must generally approve the performance rating for each Participant within his or her business or function. Management may take into account, among other things, when rendering the rating the Participant’s performance, seniority, experience, growth, development and accomplishments in respect of and outside the Individual Performance Measures (including, if relevant, in respect of other objectives that become important Company or Participant priorities during the year, such as a strategic project or M&A not initially contemplated when the Individual Performance Measures were set).

D.	Adjustments and Calculations; All Payouts Discretionary
The Committee (with respect to Executive Officers) and management (with respect to all other employees) in each case has the sole discretion and authority to make adjustments to any Award as they deem necessary or appropriate, including adjustments to performance results to equitably reflect unusual or nonrecurring events affecting the Company, changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary and or unusual in nature or infrequent in occurrence and or related to the acquisition, disposition, or discontinuance of a business or a segment of a business, a change in accounting principles or other capital changes.
All calculations, formulas, and determinations of Financial Performance Measures and Individual Performance Measures, and any payout hereunder, are in the sole discretion of the Committee (for Executive Officers) and management (for non-Executive Officers), including, for example, the methodology and formula by which the Company has determined its Pre-Bonus Adjusted EBITDA and its calculation thereof.
Upon the Committee’s request at any time, management will provide any and all information requested by the Committee relating to Awards (including dollar amounts, the recipients thereof and their manner of determination), including for non-Executive Officers.

7.	PAYMENT OF AWARDS
Subject to final approval by the Committee (for Executive Officers) or management (for non-Executive Officers), as applicable, earned Awards will generally be paid within two and one-half (2-½) months following the end of Performance Period. However, the Company reserves the right to defer payment of any Award to a future date or to require payment of any Award in installments based on a vesting schedule for such installment payments determined by the Company and subject to conditions and terms as determined by the Company.
It is intended that all Awards earned will be paid in cash. However, the Company reserves the right to distribute common stock in the Company or other non-cash forms of compensation in lieu of cash in the event the Company determines that economic circumstances dictate such action.
Notwithstanding anything to the contrary in this AIP, except as described in the immediately following paragraph, Participants who resign or are terminated for any reason, such that a Participant is not an employee of record as of the payout date (even if the Performance Period has been completed), lose eligibility to participate in the AIP and forfeit any right to unpaid Awards (and any portion thereof). No Award hereunder is earned until it is paid.
This AIP is subject to the terms of the Company’s Change in Control and Severance Plan for Senior Management effective as of April 3, 2017, the Company’s U.S. Severance Plan effective November 1, 2016 and any amendments or modifications thereto from time to time or successor or other severance policies that the Company may adopt from time to time.
As required by applicable law, the Company will withhold all applicable income and other taxes and social charges from any Award payment, including any statutory, country, federal, state, and local income taxes, and social charges, as and when applicable.

8.	ADDITIONAL LIMITATIONS
This AIP shall not be construed as creating any legally binding contract of employment or otherwise conferring upon any Participant any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to terminate any Participant. No action of the Company or the Committee in establishing this AIP, nor any action taken by the Company, the Board, or the Committee or any delegate thereof under this AIP, nor any provision of this AIP, will be construed as conferring upon any employee any right to continued employment for any period by the Company or any Subsidiary or will interfere in any way with the at-will employment relationship between the Company or any Subsidiary and the Participant and the right of the Company or such Subsidiary to terminate such employment.
Nothing in this AIP shall be construed as limiting the right of the Company to establish, modify, amend, or terminate other plans or to pay compensation to its employees in cash or property, in a manner that is not expressly authorized under this AIP. Further, any incentive-based compensation or any other compensation paid pursuant to this AIP shall be subject to such recovery, clawback or deductions as may be required under any law, government regulation, stock exchange listing requirement or policy adopted by the Board or committee thereof (and each as amended from time to time) or as determined by the Board or committee thereof pursuant to such law, government regulation, stock exchange listing requirement or Board policy. For the avoidance of doubt, compensation paid under this AIP (including Awards in respect of the Performance Period for 2017) is subject to clawback pursuant to the terms of the Policy Regarding Recoupment of Certain Executive Incentive-Based Compensation adopted September 18, 2017, including any amendments or modifications thereto from time to time or successor or other clawback policies that the Company may adopt from time to time, all of which shall be binding on Participants as outlined therein.

9.	AMENDMENT & TERMINATION
Except as otherwise stated in this AIP, the Committee reserves the power to terminate or amend the AIP at any time with or without prior notice to any Participant or in its entirety. No other person shall have the authority to terminate or amend this AIP.

10.	GOVERNING LAW
The AIP shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the provisions thereof governing conflict of laws.

11.	SECTION 409A OF THE INTERNAL REVENUE CODE
For Participants who are United States taxpayers, it is intended that the payments under this AIP will be exempt from the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”) or comply with Section 409A, to the extent subject thereto. Notwithstanding other provisions of this AIP, no payment shall be granted, deferred, accelerated, extended, paid out or modified under this AIP in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant. In the event that it is reasonably determined by the Company that, as a result of Section 409A, payments under this AIP may not be made at the time contemplated by the terms of this AIP without causing the Participant receiving such payment to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A. If pursuant to the provisions of Section 409A any payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of Section 409A, then any such payment under this AIP shall not be made or provided prior to the earlier of (a) the first business day after the expiration of the six (6) month period measured from the date of the Participant’s separation from service (as defined under Section 409A) or (b) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 11 in good faith; provided, that none of the Company, the Committee or any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 11.

12.	CODE OF ETHICS AND POLICY VIOLATIONS
The Committee (with respect to Executive Officers) and the Company (with respect to all other employees) shall have the right to withhold or decrease a Participant’s Award on account of a Participant’s violation of the Code of Ethics or any other Company policy, including, without limitation, the failure to represent and enforce the Company’s high standards of ethical conduct.

***

Sample Incentive Payout Calculation follows.

SAMPLE INCENTIVE PAYOUT CALCULATION

An example of the award calculation is shown below for a hypothetical Participant. All amounts are presented in USD.

Annual Incentive Plan Award Components

•	Base Salary = $50,000

•	Target Percentage = 10% of Base Salary

•	Target Award = $5,000

•	Weightings: Company Pre-Bonus Adjusted EBITDA (25%) + Consolidated Revenue (15%) + Individual Performance Measures (60%)

Actual Results and Payout Calculation

Company Pre-Bonus Adjusted EBITDA Component:

•	Actual Company Pre-Bonus Adjusted EBITDA Performance = 90% Achievement of Company Pre-Bonus Adjusted EBITDA Target = 75% Payout on this Component

•	Company Pre-Bonus Adjusted EBITDA is 25% Weighting of Target Award = 25% x $5,000 = $1,250

•	$1,250 x 75% Payout of Pre-Bonus Adjusted EBITDA Goal = $937.50 for this Component

Consolidated Revenue Component:

•	Actual Consolidated Revenue Performance = 105% Achievement of Company Consolidated Revenue Target = 125% Payout on this Component

•	Consolidated Revenue is 15% Weighting of Target Award = 15% x $5,000 = $750

•	$750 x 125% Payout = $937.50 for this Component

Individual Performance Measures Component:

•	Individual Goal Performance = Performance Rating of 4 = 100% Payout on this Component

•	Individual Performance is 60% Weighting of Target Award = 60% x $5,000 = $3,000

•	$3,000 x 100% Payout = $ 3,000.00

AIP Bonus Payout for Performance Period = $937.50 (for Company Pre-Bonus Adjusted EBITDA Component) + $937.50 (for Consolidated Revenue Component) + $3,000.00 (for Individual Performance Measures Component) = $4,875.00

Assumption: The Company exceeded any Minimum Threshold required for any payments to be made under the AIP.

5    In this example, assume that the Company had determined that 90% achievement of the Pre-Bonus Adjusted EBITDA Target equates to 75% payout for this component.

6     In this example, assume that the Company had determined that 105% achievement of the Consolidated Revenue Target equates to 125% payout for this component.

7     In this example, assume that the Company had determined that a performance rating of 4 equates to 100% payout for this component.

Appendix A

EXAMPLES
Minimum Threshold

•	Assume that 2016 Pre-Bonus Adjusted EBITDA at 100% of target = $66.5M

•	Assume that 2016 threshold required to fund the plan is 80% of target (80% of $66.5M) = $53.2M

•	Minimum Threshold = $53.2M

Financial Performance Measures/Individual Performance Measures; Levels of Achievement and Payouts

The threshold, target and maximum levels of achievement for each financial performance metric and individual performance metric (expressed as a percentage of target-level performance) and the corresponding AIP payout multiplier (expressed as a percentage from 0% to 150%):

Financial Performance Measure Examples:

“Pre-Bonus Adjusted EBITDA”*

Company Pre-Bonus Adjusted EBITDA
Level of Achievement	Achievement as a % of Target Performance	Payout as a % of Target Payout
	< 80%	0%
Threshold	80%	25%
	90%	75%
Target	100%	100%
	110%	125%
Maximum	120%	150%

“Revenue”*

Company Revenue
Level of Achievement	Achievement as a % of Target Performance	Payout as a % of Target Payout
	< 90%	0%
Threshold	90%	25%
	95%	75%
Target	100%	100%
	105%	125%
Maximum	110%	150%

*Payout percentage linearly interpolated for performance between achievement percentiles and between payout percentiles.

Individual Performance Measures Example:

Strategic / Individual Goals
Level of Achievement	Achievement Level of Target Performance	Performance Rating	Payout as a % of Target Payout
Threshold	Unsatisfactory	1	0%
	Below Expectations	2	25%
Target	Meets Expectations	3	80%
	Above Expectations	4	100%
Maximum	Outstanding	5	150%